EXHIBIT 99.1
ABERCROMBIE & FITCH REPORTS FIRST QUARTER RESULTS;
FIRST QUARTER NET INCOME INCREASES TO $62.1 MILLION;
FIRST QUARTER NET INCOME PER DILUTED SHARE INCREASES TO $0.69;
BOARD OF DIRECTORS DECLARES QUARTERLY DIVIDEND OF $0.175;
COMPANY REAFFIRMS SEASONAL EARNINGS GUIDANCE
New Albany, Ohio, May 16, 2008: Abercrombie & Fitch Co. (NYSE: ANF) today reported unaudited results which reflected record first quarter net income of $62.1 million and net income per diluted share of $0.69 for the thirteen weeks ended May 3, 2008, a 3% increase over net income of $60.1 million and a 6% increase over net income per diluted share of $0.65 for the thirteen weeks ended May 5, 2007.
First Quarter Highlights
•	Total Company net sales increased 8% to $800.2 million; comparable store sales decreased 3%

•	Total direct-to-consumer net sales increased 44% to $62.5 million

•	Abercrombie & Fitch net sales increased 7% to $357.7 million; Abercrombie & Fitch comparable store sales increased 3%

•	abercrombie net sales increased 8% to $96.2 million; abercrombie comparable store sales decreased 7%

•	Hollister Co. net sales increased 7% to $330.2 million; Hollister comparable store sales decreased 8%

•	RUEHL net sales increased 27% to $13.0 million; RUEHL comparable store sales decreased 17%

•	Net income for the first quarter increased 3% to $62.1 million

•	Net income per diluted share in the first quarter increased 6% to $0.69
Mike Jeffries, Chief Executive Officer and Chairman of the Board of Abercrombie & Fitch Co., said:
“Our first quarter financial results demonstrate our ability to effectively position our brands. Despite a tough selling environment, we produced bottom-line growth while still remaining true to the aspirational positioning of our brands. We continue to focus on improving the quality of our product and the emotional store experience, which gives us our competitive advantage and is critical to our long-term sustainability.”

First Quarter Financial Results
Net sales for the thirteen weeks ended May 3, 2008 increased 8% to $800.2 million from $742.4 million for the thirteen weeks ended May 5, 2007. Total Company direct-to-consumer net sales increased 44% to $62.5 million for the thirteen week period ended May 3, 2008, compared to the thirteen week period ended May 5, 2007. Total Company comparable store sales decreased 3% for the thirteen weeks ended May 3, 2008.
The gross profit rate for the quarter was 66.8%, up 120 basis points compared to last year. The improvement in gross profit rate was due to a higher initial markup rate and lower shrink rate, partially offset by a higher markdown rate versus last year.
Stores and Distribution expense, as a percentage of sales, increased 120 basis points to 42.7% from 41.5%. The increase in rate versus last year resulted from the inability to leverage fixed expenses due to the comparable store sales decline. Contributing to the unfavorable rate were minimum wage rate increases and pre-opening expenses associated with the Tokyo flagship lease. Partially offsetting the increases was a reduction in variable expenses including payroll hours, which were reduced on a per store basis.
Marketing, General and Administrative expense, as a percentage of sales, increased 100 basis points to 13.1% from 12.1%. The increase in rate versus last year was driven by increases in home office payroll and outside services expense rates, partially offset by decreases in travel expense rate.
Operating income for the first quarter decreased 2% to $90.6 million compared to $92.7 million.
Interest income for the first quarter increased to $7.6 million compared to $3.7 million last year. The increase was attributed to both a higher average investment balance and a higher average interest rate compared to last year.
The effective tax rate for the first quarter was 36.8% compared to 37.7% last year. The rate favorability was primarily attributed to higher tax exempt investment income.
Net income for the first quarter increased 3% to $62.1 million compared to $60.1 million last year.
Net income per diluted share for the first quarter increased 6% to $0.69 compared to $0.65 last year.
2008 Outlook
The Company reaffirmed its previously disclosed earnings guidance which stated it expects net income per diluted share for the first-half of Fiscal 2008 to be in the range of $1.61 to $1.65, representing a 5% to 8% increase in earnings over the first half of Fiscal 2007. The low end of the guidance reflects a negative 2% comparable store sales scenario for the second quarter of Fiscal 2008.
The Company plans total capital expenditures for Fiscal 2008 to now be between $410 million and $415 million with approximately $290 million of this amount allocated to new store construction and store remodels. Approximately $50 million is allocated to “refresh” improvements and other brand enhancing investments planned for existing stores and the balance is allocated to home office, information technology, and direct-to-consumer infrastructure investments.
For Fiscal 2008, the Company now expects to increase gross square-footage by approximately 10%, revised from the previous estimate of 11%. In North America, the Company expects to open

104 new non-flagship stores including three new Abercrombie & Fitch stores, 66 new Hollister Co. stores, 13 new abercrombie stores, six new RUEHL stores and 14 new Gilly Hicks stores and two new outlet stores. The Company also plans to open four new, non-flagship Hollister Co. stores in the United Kingdom in Fiscal 2008.
Other Developments
The Board of Directors declared a quarterly cash dividend of $0.175 per share on the Class A Common Stock of Abercrombie & Fitch Co. payable on June 17, 2008 to shareholders of record at the close of business on May 30, 2008.
The Company plans to open its second European Abercrombie & Fitch flagship in 2009. The 16,000 square foot store will be located at Kobmagergade 11, Copenhagen, Denmark. The Company is also in the process of securing locations in Italy, France, Germany, Spain and Sweden.
The Company plans to open its first abercrombie flagship on Fifth Avenue in New York in 2010.
The Company operated 353 Abercrombie & Fitch stores, 202 abercrombie stores, 457 Hollister Co. stores, 23 RUEHL stores and five Gilly Hicks stores in the United States at the end of the first quarter. The Company also operated three Abercrombie & Fitch stores and three Hollister Co. stores in Canada, and one Abercrombie & Fitch store in London, England. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com and www.RUEHL.com.
Today at 8:30 AM, Eastern Time, the Company will conduct a conference call. Management will discuss the Company’s performance, its plans for the future and will accept questions from participants. To listen to the live conference call, dial (800) 811-0667 or internationally at (913) 981-4901. To listen via the internet, go to www.abercrombie.com, select the Investors page and click on Calendar of Events. Replays of the call will be available shortly after its completion. The audio replay can be accessed for two weeks following the reporting date by calling (888) 203-1112 or internationally at (719) 457-0820 followed by the conference ID number 3028248; or for 12 months by visiting the Company’s website at www.abercrombie.com.
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For further information, call:	Investor Inquiries:
Brian Logan
Sr. Director, Investor Relations and Controller
(614) 283-6877

Media Inquiries:
Thomas Lennox
Vice President, Corporate Communications
(614) 283-6493
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. The following factors, in addition to those included in the disclosure under the heading “FORWARD-LOOKING STATEMENTS AND RISK FACTORS” in “ITEM 1A. RISK FACTORS” of A&F’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008, in some cases have affected and in the future could affect the Company’s financial performance and could cause actual results for the 2008 fiscal year and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in consumer spending patterns and consumer preferences; the effects of political and economic events and conditions domestically and in foreign jurisdictions in which the Company operates, including, but not limited to, acts of terrorism or war; the impact of competition and pricing; changes in weather patterns; postal rate increases and changes; paper and printing costs; market price of key raw materials; ability to source product from its global supplier base; political stability; currency and exchange risks and changes in existing or potential duties, tariffs or quotas; availability of suitable store locations at appropriate terms; ability to develop new merchandise; ability to hire, train and retain associates; and the outcome of pending litigation. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included in this Press Release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other person, that the objectives of the Company will be achieved. The forward-looking statements herein are based on information presently available to the management of the Company. Except as may be required by applicable law, the Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Income
(Unaudited)
Thirteen Weeks Ended May 3, 2008 and Thirteen Weeks Ended May 5, 2007
(in thousands, except per share data)

	ACTUAL		ACTUAL
	2008	% of Sales	2007	% of Sales
Net Sales	$800,178	100.0%	$742,410	100.0%

Cost of Goods Sold	266,012	33.2%	255,141	34.4%

Gross Profit	534,166	66.8%	487,269	65.6%

Total Stores and Distribution Expense	341,788	42.7%	308,238	41.5%

Total Marketing, General and Administrative Expense	104,698	13.1%	90,175	12.1%

Other Operating Income, Net	(2,941)	-0.4%	(3,854)	-0.5%

Operating Income	90,621	11.3%	92,710	12.5%

Interest Income, Net	(7,646)	-1.0%	(3,711)	-0.5%

Income Before Income Taxes	98,267	12.3%	96,421	13.0%

Income Tax Expense	36,151	4.5%	36,340	4.9%

Effective Rate	36.8%		37.7%

Net Income	$62,116	7.8%	$60,081	8.1%

Net Income Per Share:
Basic	$0.72		$0.68
Diluted	$0.69		$0.65

Weighted-Average Shares Outstanding:
Basic	86,335		87,746
Diluted	90,138		92,292

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)

	(Unaudited)
	May 3, 2008	February 2, 2008
ASSETS

Current Assets
Cash and Equivalents	$187,217	$118,044
Marketable Securities	—	530,486
Receivables	68,643	53,801
Inventories	347,628	333,153
Deferred Income Taxes	38,160	36,128
Other Current Assets	72,346	68,643

Total Current Assets	713,994	1,140,255

Property and Equipment, Net	1,341,259	1,318,291

Marketable Securities	318,136	—

Other Assets	112,454	109,052

TOTAL ASSETS	$2,485,843	$2,567,598

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts Payable and Outstanding Checks	$161,123	$151,798
Accrued Expenses	208,777	280,910
Deferred Lease Credits	42,018	37,925
Income Taxes Payable	6,459	72,480

Total Current Liabilities	418,377	543,113

Long-Term Liabilities
Deferred Income Taxes	23,179	22,491
Deferred Lease Credits	218,902	213,739
Other Liabilities	181,068	169,942

Total Long-Term Liabilities	423,149	406,172

Total Shareholders’ Equity	1,644,317	1,618,313

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,485,843	$2,567,598